Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES COMPLETION OF REVERSE
STOCK SPLIT

San Diego, CA; October 17, 2001 --- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that the 1:5 reverse stock split approved at its Annual Meeting of Shareholders on October 15 will become effective on October 18, 2001. Trading on a post-reverse split basis will commence tomorrow.

For further information, please contact:
Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275